UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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EGL, Inc.

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(2)

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1

(EGL Logo)

April 9, 2004

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of EGL, Inc. to be held at 10:00 a.m. on Tuesday, May 18, 2004, at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

At the meeting, you will be asked to consider and vote upon:

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the election of nine directors;

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the ratification of the appointment of our independent auditors; and

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such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

We hope you will find it convenient to attend in person.  Whether or not you expect to attend, to assure representation at the annual meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

A copy of our 2003 annual report to shareholders is also enclosed.

Sincerely,

/s/ James R. Crane

James R. Crane
Chief Executive Officer and Chairman of the Board

EGL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2004

To the Shareholders of EGL, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EGL, Inc. will be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Tuesday, May 18, 2004, at 10:00 a.m., for the following purposes:

(1)

to elect nine members to the Board of Directors for the ensuing year;

(2)

to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004; and

(3)

to transact such other business as may properly come before the meeting.

We have fixed the close of business on April 2, 2004, as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting.

You are cordially invited to attend the annual meeting in person.  Even if you plan to attend the annual meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

/s/ Marta Johnson

Marta Johnson

Secretary

April 9, 2004

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

EGL, INC.

15350 Vickery Drive

Houston, Texas 77032

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EGL, Inc., a Texas corporation (the “Company”), to be voted at the 2004 annual meeting of shareholders to be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Tuesday, May 18, 2004, at 10:00 a.m., and any and all adjournments of the annual meeting.

This statement and the accompanying form of proxy are first being mailed to shareholders on or about April 15, 2004.  In addition to the solicitation of proxies by mail, our regular officers and employees may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact.  We will pay the cost of soliciting proxies in the accompanying form.  We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SECURITIES

Shareholders of record as of April 2, 2004, the record date for determining persons entitled to notice of, and to vote at, the annual meeting, are entitled to vote on all matters at the annual meeting and at any adjournments of the annual meeting.  On that date, our outstanding capital stock consisted of 45,082,966 shares of common stock (net of 982,908 treasury shares), par value $0.001 per share, each of which shares is entitled to one vote on each matter submitted to a vote of shareholders.  Cumulative voting is not allowed.  No other voting class of stock is outstanding.  The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting.

All shareholders entitled to vote on all matters at the annual meeting may do so by: (i) written proxy card, (ii) in person at the annual meeting, (iii) telephone, using the toll-free telephone number on the proxy card, or (iv) the Internet, using the procedures and instructions described in the proxy card.  Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy.  As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable:

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FOR the election as a director of each nominee listed in this proxy statement;

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FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004; and

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in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by delivering written notice to the Secretary or by delivering a properly executed proxy bearing a later date.  A shareholder who attends the annual meeting may, if he or she wishes, vote by ballot at the annual meeting, and that vote will cancel any proxy previously given.  Attendance at the annual meeting will not in itself, however, constitute the revocation of a proxy.

Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on any matter and, therefore, will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect.

Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on a particular matter for which the broker has no discretionary power and thus will be disregarded in the calculation of the percentage of votes in favor of that matter (even though those shares may be considered as entitled to vote or be voted on other matters).

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information concerning the shares of our common stock beneficially owned, as of March 17, 2004, by each director, our named executive officers and by all named executive officers and directors as a group and persons or entities known by us, based on statements filed by such persons or entities pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of our common stock.  Except as indicated, each individual or entity has sole voting power and sole investment power over all shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Stock
Directors and Named Executive Officers (2)
James R. Crane (3)	9,562,263	20.3%
E. Joseph Bento (4)	89,215	*
Elijio V. Serrano (5)	72,279	*
Ronald E. Talley (6)	97,400	*
Frank J. Hevrdejs (7)	89,900	*
Michael K. Jhin (8)	13,000	*
Neil E. Kelley (9)	94,067	*
Rebecca A. McDonald (10)	37,500	*
Paul W. Hobby (11)	16,500	*
Milton Carroll	1,500	*
James C. Flagg	0	*
Directors and Named Executive Officers as a Group (11 persons) (12)	10,073,624	20.8%
5% Shareholders
Wellington Management Company, LLP (13)	3,331,021	7.1%
Westport Asset Management, Inc. (14)	2,390,147	5.1%

______________

*

Less than 1%.

(1)

The table includes shares of common stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of March 17, 2004.  The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming no options, warrants or convertible securities held by any other person have been exercised.

(2)

The business address of each director and executive officer is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

(3)

Includes 18,000 shares issuable upon exercise of stock options.

(4)

Includes 76,900 shares issuable upon the exercise of stock options.

(5)

Includes 54,400 shares issuable upon the exercise of stock options.

(6)

Includes 97,400 shares issuable upon the exercise of stock options.

(7)

Includes 60,000 shares issuable upon the exercise of stock options.

(8)

Includes 12,500 shares issuable upon the exercise of stock options.

(9)

Includes 30,000 shares issuable upon the exercise of stock options and 15,000 shares owned by an entity 50%-owned by Mr. Kelley.

(10)

Includes 37,500 shares issuable upon the exercise of stock options.

(11)

Includes 12,500 shares issuable upon the exercise of stock options, 432 shares held as a beneficiary of a trust and 468 shares held by Mr. Hobby’s children.

(12)

Includes 399,200 shares issuable upon the exercise of stock options.

(13)

Based on a Schedule 13G filed on February 12, 2004 by Wellington Management Company, LLP  (“WMC”).  The address of WMC is 75 State Street, Boston, Massachusetts  02109.  WMC has shared voting power with respect to 1,749,121 shares and shared investment power with respect to 3,331,021 shares.

(14)

Based on a Schedule 13G filed on February 17, 2004 by Westport Asset Management, Inc. (“Westport”) and Westport Advisors LLC (“Westport Advisors”). The address each of Westport Advisors and of Westport is 253 Riverside Avenue, Westport, Connecticut  06880.  Westport and Westport Advisors have shared voting power with respect to 1,337,300 shares and shared investment power with respect to 1,892,147 shares.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors currently has nine members, all of whom are nominees for re-election.  Members serve a one-year term and are elected by the shareholders at each annual meeting.  The Board has a majority of outside directors, each of whom is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”) listing standards.    The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2005 annual meeting of shareholders and until their successors have been duly elected and qualified:

- Mr. James R. Crane;	- Mr. Neil E. Kelley;
- Mr. Frank J. Hevrdejs;	- Ms. Rebecca A. McDonald;
- Mr. Paul William Hobby;	- Mr. Elijio V. Serrano; and
- Mr. Michael K. Jhin;	- Mr. Milton Carroll.
- James C. Flagg, Ph.D.;

The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

Vote Required

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each nominee for director.   The Board of Directors recommends that shareholders vote FOR the election to the Board of each of the following nominees.

NOMINEES

The following sets forth information concerning the nine nominees for election as directors at the annual meeting, including information as to each nominee’s age as of April 9, 2004, position with EGL (if any) and business experience during the past five years.  Each nominee has consented to being named in the proxy statement and to serve if elected.

James R. Crane, age 50, is our Chairman and Chief Executive Officer and has served in such capacity and as one of our Directors since he founded EGL in March 1984.  Mr. Crane has over 20 years experience in the transportation industry.  Mr. Crane is also a Director of HCC Insurance Holdings, Inc.

Frank J. Hevrdejs, age 58, has served as a Director since December 1995.  Mr. Hevrdejs serves as Chairman of the Audit Committee.  Mr. Hevrdejs is the Chairman of The Sterling Group, L.P. (formerly The Sterling Group, Inc.), a private financial organization engaged in the acquisition and ownership of operating businesses.  Mr. Hevrdejs was a co-founder and has been a Principal of The Sterling Group since 1982 and served as its President from 1982 to 1989 and from 1994 to 2002.  Mr. Hevrdejs also serves as a Director of Mail-Well, Inc., a manufacturer of envelopes and general commercial printer, and as Chairman of the Board of Fiberglass Holdings, Inc., a custom truck accessory manufacturer, and Enduro Systems, Inc., a manufacturer of composite industrial components.

Paul W. Hobby, age 43, has served as a Director since November 2001.  Mr. Hobby serves as chairman of the Compensation Committee.  Mr. Hobby is a managing partner of Genesis Park., a Houston-based private equity firm investing in venture and growth capital opportunities. Mr. Hobby is a Director of Stewart Information Services Corp. which is the holding company for Stewart Title Company, and a Director of Southwest Bank of Texas, Inc., an FDIC-insured commercial bank headquartered in Houston.  A graduate of the University of Virginia and the University of Texas School of Law, Mr. Hobby also serves on the board of directors of various civic, charitable and professional associations.

Michael K. Jhin, age 54, has served as a Director since May 2002.  Until his retirement in January 2004, Mr. Jhin served as the Chief Executive Officer of St. Luke’s Episcopal Health System in Houston, Texas since 1990, and is now Chief Executive Officer Emeritus.  Mr. Jhin has a bachelor’s degree in mechanical engineering from Rensselaer Polytechnic Institute and earned his master’s degree in business administration from Boston University while fulfilling his health care administration concentration at Harvard University School of Public Health.

James C. Flagg, Ph.D., age 52, has served as a Director since May 2003.  Dr. Flagg is a certified public accountant and an associate professor in the Department of Accounting, Mays Business School at Texas A&M University, where he has taught since 1988.  Dr. Flagg also serves as a Director of HCC Insurance Holdings, Inc.

Neil E. Kelley, age 45, has served as a Director since September 1995, and as Lead Director since August 2002.  As Lead Director, Mr. Kelley presides over the executive sessions of the non-management directors, serves as a liaison between the non-management members of the Board and the Chairman, and discusses with the Chairman, to the extent appropriate, matters discussed by the non-management members in executive sessions and in committee meetings.  Mr. Kelley also serves as Chairman of the Governance/Nominating Committee.  Mr. Kelley is the managing partner of K2 Energy Partners, a Houston-based energy investment company.  Mr. Kelley is also a partner of Genesis Park.  Previously, Mr. Kelley was the Chairman of Avista Energy, a national energy trading and marketing company, from 1999 to 2000.  Mr. Kelley was the Vice-Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he worked from 1983 to 1998.  Mr. Kelley also serves as a Director of  BTEC Inc. and SAT Corp.

Rebecca A. McDonald, age 51, has served as a Director since April 1999.  In March 2004, Ms. McDonald joined BHP Billiton, an international energy resources company, as President of Gas and Power and a member of its Executive Committee.  Prior to that, Ms. McDonald served as President of the Houston Museum of Natural Science beginning in October 2001.  Employed by Enron from February 1999 to August 2001, Ms. McDonald managed the growth and operations of various assets, including Enron Global Assets.  She was President and CEO of Amoco Energy Development Company from 1994 to 1999. Before joining Amoco, Ms. McDonald was President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company during 1991.   Ms. McDonald also serves on the board of directors of various civic, charitable and professional associations.  She also serves as a Director for Granite Construction Company, a heavy civil construction company, and Trammell Crow Company, a diversified commercial real estate service company.

Elijio V. Serrano, age 46, joined EGL as Chief Financial Officer in October 1999 and was elected a Director in February 2000.  From 1998 to 1999, he served as Vice President and General Manager for a Geco-Prakla business unit at Schlumberger Limited, an international oilfield services company.  From 1992 to 1998, Mr. Serrano served as controller for various Schlumberger business units.  From 1982 to 1992, he served in various financial management positions within the Schlumberger organization.

Milton Carroll, age 53, has served as a Director since May 2003.  Mr. Carroll is the Chairman of the Board of CenterPoint Energy, Inc. He has served as Chairman and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas, since 1977.  He also serves as Chairman of Health Care Service Corporation, and is a Director of Texas Eastern Products Pipeline Company LLC, the general partner of TEPPCO Partners, L.P. and Devon Energy Corporation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of the current directors standing for re-election, except Mr. Serrano, the Chief Financial Officer, and Mr. Crane, the Chairman of the Board and Chief Executive Officer, is independent based on the standards set forth by the NASDAQ Stock Market, Inc.

Meetings of the Board

Our Board of Directors held four meetings during the fiscal year ended December 31, 2003, and transacted business on 11 occasions during the fiscal year by unanimous written consent.  During the fiscal year ended December 31, 2003, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which that director served.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has the following standing committees: audit, compensation, and governance/nominating.  The membership during the last fiscal year and the function of each of the committees are described below.  Each of the committees is comprised entirely of independent directors (as defined in the NASD rules) and operates under a written charter duly adopted by the Board.  All of the committee charters are available on the Company’s website at www.eaglegl.com/investor relations/corporate governance.

Name of Non-Employee Directors	Audit	Compensation	Governance/Nominating
Neil E. Kelley (lead director)	X		X*
Frank J. Hevrdejs	X*	X
Paul W. Hobby		X*	X
James C. Flagg	X
Rebecca A. McDonald	(X)		X
Milton Carroll		X	X
Michael K. Jhin		X
Number of Meetings in 2003	7	3	3

X = Committee member; * = Chair; (X) = As of March 2004, former Committee Member

Audit Committee

The Company has a separately-designated standing Audit Committee.  During 2003, the Audit Committee consisted of Messrs. Hevrdejs, Flagg, Kelley, and Ms. McDonald, each of whom is independent as defined by Rule 4200(a)(15) of the NASD listing standards.  Our Board of Directors has determined that Mr. Hevrdejs qualifies as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K of the Exchange Act.   As of March 2004, Ms. McDonald was no longer on the Audit Committee. Except for Ms. McDonald’s resignation from the Committee, the membership of the Audit Committee has not changed for 2004.

The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities for oversight of (1) the Company’s accounting and financial reporting principles, processes and policies and internal controls over the accounting and financial reporting process and procedures, including the internal audit function, (2) the integrity of the Company’s financial statements, and (3) the qualifications and independence of the Company’s independent auditors.  Among other things, the Audit Committee:

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prepares the Audit Committee report for inclusion in the annual proxy statement;

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evaluates the Audit Committee’s performance annually and reports the results to the Board;

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provides avenues of communication among the independent auditors, management, the internal auditing department and the Board of Directors;

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pre-approves all services (including the fees and terms thereof) to be performed for the Company by its independent auditors;

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oversees investigations into complaints regarding accounting, internal controls or auditing matters; and

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reviews the Company’s risk assessment and risk management policies.

The Audit Committee also has sole authority (subject to shareholder ratification) to appoint or replace the independent public auditors to be selected to audit our annual financial statements and reviews the fees charged for audits and for any non-audit engagements.  The Audit Committee’s findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on seven occasions during 2003.  The Board of Directors adopted a new version of the written charter for the Audit Committee in April 2004.  A copy of the current charter is attached hereto as Appendix A.  The report of the Audit Committee is included below beginning on page 17.

Compensation Committee

During 2003, the Compensation Committee consisted of Messrs. Hobby, Hevrdejs, Jhin and Carroll.  The membership of the Compensation Committee has not changed for 2004.

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our executive officers and directors.  In addition, the Compensation Committee:

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prepares the Compensation Committee report for inclusion in the annual  proxy statement;

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provides general oversight of the Company’s compensation structure, including bonus and benefit plans;

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retains and approves the terms of the retention of any compensation consultants and other compensation experts; and

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reviews and approves objectives relevant to executive compensation and evaluates the Company’s compensation strategies.

The Compensation Committee also overseas the administrations of our stock option plans.  The Compensation Committee met on three occasions during 2003. The report of the Compensation Committee is included below beginning on page 13.

Governance/Nominating Committee

During 2003, the Governance/Nominating Committee consisted of Messrs. Kelley, Hobby, Carroll and Ms. McDonald, each of whom is independent as defined by the NASD listing standards.  The membership of the Governance/Nominating Committee has not changed in 2004.

The functions of the Governance/Nominating Committee are to, among other things:

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advise the Board concerning appropriate composition of the Board and its committees, including identifying individuals qualified to serve on the Board and its committees;

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select, or recommend to the Board that it select, the Director nominees for each annual meeting of our shareholders;

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guide the annual performance evaluation process of each Director, each committee and of the Board as a whole; advise the Board regarding appropriate corporate governance policies; and

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perform such other functions as the Board may assign from time to time.

In addition, as Lead Director, the Chair of the Governance/Nominating Committee receives communications directed to outside directors as discussed under “Communications with the Board,” on page 9.  The Governance/ Nominating Committee met on three occasions during 2003.

Director Nomination Process

Shareholder nominees

The Governance/Nominating Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any shareholder nominations proposed for consideration by the Governance/Nominating Committee should include the following:

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the nominee’s resume and contact information;

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a brief statement signed by the nominee indicating his/her qualifications for Board membership, consenting to be named as a nominee and, if nominated and elected, to serve on the Board of Directors;

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a cover letter from the shareholder acknowledging that the shareholder is a shareholder and is proposing a candidate for consideration by the Governance/Nominating Committee;

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a statement detailing any relationship between the nominee and any customer, vendor or competitor of ours;

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financial and accounting background of the nominee, to enable the Governance/Nominating Committee to determine whether or not the nominee would be suitable for Audit Committee membership; and

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detailed information about any relationship or understanding between the proposing shareholder and the nominee.

Shareholder nominee proposals should be submitted to: Corporate Secretary, EGL, Inc., 15350 Vickery Drive, Houston, TX 77032.  The extent to which the Governance/Nominating Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available about the qualifications and suitability of the nominee and the needs of the Board of Directors at that time.

In addition, our bylaws permit shareholders to nominate directors for consideration at the annual shareholders’ meeting.  Shareholders who wish to nominate persons for election to the Board must comply with the provisions of the bylaws that are described more fully below under “Shareholder Proposals for Next Annual Meeting” on page 22.

Director Qualifications

In evaluating such nominees, the Governance/Nominating Committee’s assessment will include the nominee’s qualifications as independent, as well as consideration of diversity, demonstrated outstanding achievement in their professional careers, breadth of experience, soundness of judgment, ability to make independent, analytical inquiries and a willingness to devote the time required to successfully perform Board-related responsibilities.

Identifying and Evaluating Nominees for Director

The Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Governance/Nominating Committee regularly monitors the size of the Board and reviews annually with the Board and Chief Executive Officer the appropriate skills and characteristics required for the Board as a whole as compared to the actual skills and characteristics represented on the Board.  Candidates may be recommended to the Governance/Nominating Committee by current Board members, professional search firms, shareholders or other persons.  These candidates are evaluated at regular or special meetings of the Governance/Nominating Committee and may be considered for appointment to the Board at any time.  The Governance/Nominating Committee will review materials provided by or on behalf of any nominee in connection with its evaluation of such nominee.  In evaluating nominations for director, the Governance/Nominating Committee seeks to achieve a balance of knowledge, experience and ability to serve the needs of the shareholders adequately on the Board.  All current nominees for election to our Board this year are standing for re-election.

Communications with the Board

Individuals may communicate with our Board by submitting a letter addressed to the member or members of the Board to whom the communication is directed, care of the Company’s Corporate Secretary, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.  All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

Policy of Director Attendance at Shareholder Meetings

It is the policy of the Board that all members of the Board shall attend annual meetings of our shareholders.  All current members of the Board attended the annual meeting of shareholders in 2003.

COMPENSATION OF OUTSIDE DIRECTORS AND STOCK OWNERSHIP GUIDELINES

The following table provides information on compensation for independent directors, whom we call outside directors.  In addition to the following, all directors are reimbursed for travel and lodging expenses of attending meetings.

OUTSIDE DIRECTOR COMPENSATION TABLE FOR FISCAL 2003
Annual Retainer	$20,000(1)
Annual Stock Award	$10,000 in Restricted Stock(2)
Board Meeting Fee (per meeting)	$1,350
Committee Meeting Fee (per meeting)	$750
Audit Committee Chair	$6,000
Non-Audit Committee Chair	$3,000
Lead Director (in lieu of Committee Chair Fee)	$6,000

(1)

Each outside director may elect to take the annual retainer in cash, stock award, or a combination thereof.  Any amount elected in the form of stock awards will be at a 15% premium of the corresponding cash amount.  For example, if a director elected to take the annual retainer entirely in the form of a stock award, such director would receive $23,000 in restricted stock rather than $20,000 in cash.

(2)

All terms and conditions of restricted stock awards are set forth in the Restricted Stock Award agreement and the 2003 Non-Employee Director Stock Plan, which was amended at the 2003 Annual Meeting of Shareholders to, among other things, allow for the issuance of restricted stock to outside directors.  Restricted stock awards shall fully vest on the first anniversary of each grant or upon a change in control.  For purposes of outside director compensation, restricted stock is valued at $16.22, the closing price of our common stock on the date of grant.  The following table sets forth the restricted stock awards granted to each outside director as compensation for their time and service to the Company in 2003 (Mssrs. Hevrdejs, Kelley, Carroll and Ms. McDonald each chose to take their entire annual retainer in the form of restricted stock):

Director	Number of Shares	Price/Share on Date of Grant	Market Value as of November 4, 2003
Frank J. Hevrdejs	2,010.97	$16.22	$32,617.92
Michael K. Jhin	1,310.17	$16.22	$21,251.07
Neil E. Kelley	2,010.97	$16.22	$32,617.92
Rebecca A. McDonald	2,010.97	$16.22	$32,617.92
Paul W. Hobby	609.38	$16.22	$9,884.22
Milton Carroll	2,010.97	$16.22	$32,617.92
James C. Flagg	1,310.17	$16.22	$21,251.07

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation for the chief executive officer and other named executive officers with annual salary and bonus in excess of $100,000, as well as the total compensation earned by each named executive officer for our fiscal years ended December 31, 2003, 2002 and 2001.

Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Annual Compensation (1) Salary (2) Bonus		Securities Underlying Options (#)	All Other Compensation (3)
James R. Crane Chief Executive Officer and Chairman	2003 2002 2001	$ 522,314 $ 524,916 $ 519,046	$ 214,150 $ 71,723 $ --	60,000 20,000 5,000	$ 2,525 $ 2,620 $ 810

Elijio V. Serrano Chief Financial Officer	2003 2002 2001	$ 237,500 $ 225,962 $ 220,721	$ 99,156 $ 35,625 $ --	40,000 5,000 5,000	$ 2,040 $ 2,106 $ 413

E. Joseph Bento President of North America and Chief Marketing Officer	2003 2002 2001	$ 299,609 $ 234,499 $ 243,337	$ 125,250 $ 35,625 $ --	40,000 30,000 5,000	$ 1,248 $ 1,305 $ 410

Ronald E. Talley President, Select Carrier Group, a wholly-owned subsidiary of EGL (“SCG”)	2003 2002 2001	$ 309,388 $ 234,499 $ 242,837	$ 125,250 $ 35,625 $ --	40,000 30,000 5,000	$ 3,380 $ 3,510 $ 1,048

____________________

(1)

For fiscal years 2003, 2002 and 2001, the named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each named executive officer during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that named executive officer.

(2)

For fiscal years 2003, 2002, and 2001, salary includes contributions by EGL under our 401(k) profit sharing plan on behalf of each named executive officer.  For fiscal year 2003, such contributions amounted to: $1,248 on behalf of Mr. Crane, $2,013 on behalf of Mr. Bento, and $1,833 on behalf of Mr. Talley.

(3)

All other compensation consists of the payment of life insurance premiums by EGL on behalf of each of the named executive officers.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name			Exercise Price ( Per Share) (1)	Expiration Date (2)	5%	10%

James R. Crane	30,000	7.58%	$16.41	11/04/2010	$200,416	$467,053
	30,000	7.58%	$18.24	12/12/2010	$222,765	$519,138
Elijio V. Serrano	20,000	5.05%	$16.41	11/04/2010	$133,610	$311,369
	20,000	5.05%	$18.24	12/12/2010	$148,510	$346,092
E. Joseph Bento	20,000	5.05%	$16.41	11/04/2010	$133,610	$311,369
	20,000	5.05%	$18.24	12/12/2010	$148,510	$346,092
Ronald E. Talley	20,000	5.05%	$16.41	11/04/2010	$133,610	$311,369
	20,000	5.05%	$18.24	12/12/2010	$148,510	$346,092

______________

(1)

The exercise price of the options granted is equal to the market value of our common stock on the date of grant.

(2)

All option awards granted to the named executives in 2003 are exercisable in annual increments equal to 20% of the initial grant, commencing one year from date of grant, and have a term of seven years.

(3)

Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award.  Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase our common stock held by the named executive officers as of and for the year ended December 31, 2003:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options at
	Acquired on		at December 31, 2003 (#)		December 31, 2003(1)
Name	Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Crane	_	_	18,000	87,000	$29,350	$108,975

Elijio V. Serrano	_	_	54,400	64,600	$20,395	$61,455

E. Joseph Bento	_	_	71,900	84,600	$35,320	$121,155

Ronald E. Talley	_	_	97,400	74,600	$49,570	$121,155

____________

(1)

Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of our common stock at December 31, 2003, multiplied by the number of shares underlying the options.  The closing market price of our common stock, as reported on the NASDAQ Stock Market on December 31, 2003, was $17.58.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission (“SEC”), or subject to liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Governance.  The Compensation Committee is responsible to the Board and to our shareholders for approving compensation awarded to outside directors and each executive and ensuring that such executives are compensated fairly and competitively when compared with industry standards.  Toward that end, the Compensation Committee oversees all compensation, equity and employment benefit plans and programs.

Compensation Philosophy and Objectives.  Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both our short and long-term strategic goals.  The programs link each executive’s compensation directly to individual and Company performance.  A significant portion of each executive’s total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of our common stock.

There are three basic components to our performance-based compensation system:

-

base pay;

-

an annual incentive bonus of up to 100% of base salary; and

-

long-term equity-based incentive compensation.

Each component is addressed in the context of individual and company performance and competitive conditions.  In determining competitive compensation levels, we analyze data that includes information regarding the general freight forwarding industry as well as other transportation companies.  A comparison of our financial performance with that of the companies and indices shown in the performance graph included in this proxy statement is only one of the many factors considered by the Compensation Committee to determine executive compensation.

Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee.  Our Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Compensation Committee regarding the salaries and bonuses of our employees that report directly to him.  Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

In fiscal 2003, awards to executive officers as a group reflected the following:

-

progress toward strategic goals, such as continued market share expansion in targeted markets, and successful implementation and enhancements to our management information systems;

-

aligning the financial interests of our executive officers with those of our shareholders; and

-

annual variable incentive awards that take into account our overall financial performance in terms of designated corporate objectives as well as the individual contribution to such objectives.

Compensation Components and Process. The initial determination of awards to executive officers described below was based on the achievement of specified growth objectives for the twelve-month period ending December 31, 2003.

Base Pay

Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers.  Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance, as measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for our services, enhancing our management information systems and attaining certain financial objectives.  The types and relative importance of specific financial and other business objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible.  Base pay is specified in employment agreements for each named executive officer.  Our philosophy and practice is to place a significant emphasis on the incentive components of compensation.

Annual Incentive Bonus

To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, we established an incentive plan in which each of our executive officers participates.  Pursuant to this plan, each of our executive officers is eligible to receive an annual cash bonus, the “target” level of which is set with reference to the company-wide managers’ bonus program and competitive conditions.  These target levels are intended to motivate our executives by providing bonus payments for the achievement of financial and operational goals within our business plan.  An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Compensation Committee and the Board of Directors and included in the incentive plan.

Although the incentive plan provides the Compensation Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if our performance in the judgment of the Compensation Committee exceeds the goals set forth in that plan.  Furthermore, the Compensation Committee may in its discretion consider business achievements and other criteria not set forth in the incentive plan in determining the final amount of the annual bonus to be paid to each executive officer.  As a result of our financial performance and the attainment of strategic management objectives specified for each named executive officer in 2003, the Compensation Committee awarded bonuses to each of the named executive officers.

Long-Term Equity-Based Compensation

Long-term equity-based compensation is tied directly to shareholder return.  Under our long-term incentive plan, long-term incentive compensation consists of stock options, which generally vest in 20% increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Compensation Committee.  The exercise price of stock options granted is equal to the fair market value of our common stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of our common stock appreciates.

Stock options are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance EGL’s value and, hence, the price of our common stock and each shareholder’s return.

In determining whether to grant executive officers stock options under the plan, the Compensation Committee considers factors, including:

-

the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance;

-

the likelihood that the grant of those options would encourage the executive to remain with us;

-

prior option grants (including the size of previous grants and the number of options held); and

-

the value of the executive’s service to us.

In November 2003, the Board of Directors granted each named executive officer options to purchase shares of our common stock in an effort to further align the interests of our named executive officers with our interests.  In December 2003, the Board of Directors granted each named executive officer options to purchase shares of our common stock in connection with the execution of management retention agreements discussed under “Employment Arrangements,” beginning on page 16.

Compensation of the Chief Executive Officer

In setting the compensation payable to our Chief Executive Officer, the Compensation Committee sought to establish two objectives: (i) establish a level of base salary competitive with that paid by companies within the freight forwarding industry which are of comparable size and by companies outside of the industry with which EGL competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon our financial performance, the performance of our common stock, and individual performance goals for Mr. Crane established by the Compensation Committee following a discussion with Mr. Crane.  In reviewing Mr. Crane’s performance, the Compensation Committee focused primarily on our performance in 2003 and the other factors set forth above.  The Compensation Committee compared these performance measures against the goals under the incentive plan of growth in annual sales and net income margin.  Based on the criteria set forth above and Mr. Crane’s achievement of performance goals and objectives, the Compensation Committee awarded Mr. Crane options to purchase 60,000 shares of our common stock and bonus payments totaling $214,150 in 2003.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers.  We believe that all options previously granted under our incentive plan qualify for an exemption from the application of Section 162(m) of the Internal Revenue Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

Conclusion

The Company is in a very competitive industry and attracting and retaining talented and motivated employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of management and other key employees with those of shareholders.  We believe that our fiscal 2003 compensation program met these objectives.  The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy.  Accordingly, the Compensation Committee reserves the right to alter its approach in response to changing conditions.

THE COMPENSATION COMMITTEE

Paul W. Hobby

Michael K. Jhin

Frank J. Hevrdejs

Milton Carroll

EMPLOYMENT ARRANGEMENTS

During the fiscal year ended December 31, 2003, we were a party to employment agreements with each of the named executive officer.  Except for Mr. Crane, the employment agreements do not establish an annual base salary to be paid to the named executive officer.  The following chart shows the annual base salaries that we will pay the named executives in 2004:

Name and Position	Annual Salary (1)
James R. Crane Chairman and Chief Executive Officer	$521,066 (2)
Elijio V. Serrano Chief Financial Officer and Director	$237,500
E. Joseph Bento President of North America and Chief Marketing Officer	$300,000
Ronald E. Talley President, SCG, a wholly-owned subsidiary of EGL	$300,000

______________

(1)

In addition to annual base salaries, we expect, subject to certain conditions, to pay the executives an annual cash bonus pursuant to the terms of the incentive plan.  The fiscal 2003 cash incentive under such plan, assuming all goals are met, is 100% of base salary for each of the named executive officers.

(2)

Mr. Crane’s employment agreement provides for a base salary of $500,000.  This amount had increased by agreement between EGL and Mr. Crane to a high of $521,066 for fiscal 2000.  In 2001, we agreed with Mr. Crane to reduce his salary in light of the difficult operating environment.  In 2002, we agreed with Mr. Crane to increase his salary to $521,066.  In 2003, Mr. Crane’s base salary did not change.

Each of the employment agreements provides that it continues in effect until terminated by either EGL or the executive pursuant to its terms.  Both EGL and the executive have the right to terminate the agreement upon advance written notice specified in such agreement.  We have the right to terminate the agreement for cause immediately upon notice to the executive of our decision to terminate the executive.  Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period specified in such agreement following its termination.  The employment agreements continue in effect for fiscal 2004.

In addition, EGL has entered into retention agreements with certain employees, including each of the named executive officers, which go into effect upon a “change of control” of the Company.  A “change of control” is defined as any event that is required to be reported in response to Item 1 of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act.  At that time, the retention agreements provide for certain payments to be made to such executives in the event of a “qualifying termination.”  A “qualifying termination” is defined as any termination within twenty-four months of a change of control by EGL other than for cause, resignation of the executive for good cause (including, but not limited to, a reduction in the executive’s total salary and benefits) or termination of the executive’s employment due to a disability.  In the event of a change of control and a resulting qualifying termination, the executive whose employment has been so terminated will be entitled to the following payments and benefits:

-

a lump-sum cash payment equal to the sum of: (i) two times the executive’s highest annual rate of base salary in effect during the twelve month period prior to the date of termination; and (ii) two times the average of the executive’s annual bonus payments for the preceding two fiscal years prior to the fiscal year in which the executive’s employment has been terminated;

-

a lump sum cash payment equal to the sum of: (i) the executive’s unpaid base salary through the date of termination; (ii) the executive’s pro-rated portion of the target annual bonus for that fiscal year; and (iii) any unpaid vacation under EGL’s vacation policy in effect at the date of termination;

-

for a period ending the earliest of thirty-six months following the date of termination, the commencement date of equivalent benefits from a new employer, or the date on which the executive reaches age sixty:  EGL will continue to keep in full force and effect (or otherwise provide) each plan and policy providing medical, accident, disability and life coverage on the same terms and otherwise to the same extent as in effect immediately prior to the date of termination; and

-

for a period of twelve months following the date of termination, EGL will provide, at its expense, executive level outplacement assistance to the executive by a nationally reoognized outplacement firm acceptable to the executive.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of EGL’s internal controls and financial statements and the audit process.  The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable standards of the SEC and the Nasdaq Stock Market.  The Audit Committee operates pursuant to a written charter adopted by our Board of Directors.  A copy of the current Audit Committee charter is attached hereto as Appendix A.

Management is responsible for the preparation, presentation and integrity of EGL’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors.  The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, as amended and currently in effect.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.  The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The Audit Committee discussed with EGL’s senior management and independent auditors the review of EGL’s reporting and internal controls undertaken in connection with certifications by EGL’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of EGL’s filings with the Securities and Exchange Commission.  The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the Nasdaq Stock Market.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

THE AUDIT COMMITTEE

Frank J. Hevredjs

James C. Flagg

Neil E. Kelley

PERFORMANCE GRAPH

 The following graph presents a comparison of the yearly percentage change in the cumulative total return on our common stock over the period from September 30, 1998 to December 31, 2003, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight Index of publicly traded companies over the same period.    The Dow Jones Air Freight Index consists of the following companies: Airborne Inc., Atlas Air Worldwide Holdings, Inc., EGL, Inc., Expeditors International of Washington, Inc., FDX Corporation and United Parcel Service Inc.

The graph assumes that $100 was invested on September 30, 1998 in our common stock at a price of $9.33 per share (as adjusted for a three-for-two stock split) and in each of the other two indices and the reinvestment of all dividends, if any.  In 2000, we changed our fiscal year to December 31 from September 30.

The graph is presented in accordance with Securities and Exchange Commission requirements.  Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

(GRAPH)	COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
	9/98	9/99	12/00	12/01	12/02	12/03
EGL, INC	$100.00	$320.76	$256.48	$149.46	$152.68	$188.36
S & P 500	100.00	127.81	133.45	117.59	91.61	117.88
DOW JONES US AIR FREIGHT	100.00	159.33	189.13	199.21	220.36	269.23
*$100 invested on 9/30/98 in stock or index-including reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the year ended December 31, 2003, the Compensation Committee of the Board of Directors was comprised of Mssrs. Hobby, Jhin, Hevrdejs and Carroll.  None of these individuals was an officer or employee of the Company at any time during 2003 or at any other time.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish EGL with copies of all such forms they file.

Based solely on our review of the copies of such forms received by us and on written representations by our officers and directors regarding their compliance with the filing requirements, we believe that during the fiscal year ended December 31, 2003, all reports required by Section 16(a) to be filed by our directors, officers and greater than 10% beneficial owners were filed on a timely basis, except in the following instances: each of Mssrs. Bento, Serrano and Talley did not report their respective option grants for 20,000 shares granted on  November 4, 2003 in a timely manner with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND AGREEMENTS

Aircraft Usage Payments

James R. Crane, our Chairman of the Board and Chief Executive Officer, holds interests in two entities (one of which is 50% owned and one of which is wholly owned by Mr. Crane) that lease passenger aircraft to us.  From time to time, our employees use these aircraft in connection with travel associated with our business, for which we make payments to those entities.  Under our arrangement with Mr. Crane during the period from January 1, 2001 through July 31, 2001, we reimbursed Mr. Crane for approximately $100,000 per month in monthly lease obligations for a total of $800,000.  In August 2001, we revised our agreement with Mr. Crane whereby we are now charged for actual usage of the aircraft on an hourly basis at market rates and are billed on a periodic basis.  During the period August 1, 2001 through December 31, 2001, we reimbursed Mr. Crane approximately $49,000 for hourly usage of the aircraft.  During the years ended December 31, 2003 and 2002, we reimbursed Mr. Crane $621,000 and $1.2 million, respectively, for actual hourly usage of the aircraft.

Investment in Miami Air International, Inc.

In July 2000, we purchased 24.5% of the outstanding common stock of Miami Air International, Inc., a privately held domestic and international passenger charter airline headquartered in Miami, Florida, for approximately $6.3 million in cash.  Our primary objective for engaging in the transaction was to develop a business relationship with Miami Air in order to obtain access to an additional source of reliable freight charter capacity.  In the transaction, certain stockholders of Miami Air sold 82% of the aggregate number of outstanding shares of Miami Air common stock to private investors, including EGL, James R. Crane and Frank J. Hevrdejs, a member of our Board of Directors.  Mr. Crane purchased 19.2% of the outstanding common stock for approximately $4.7 million in cash and Mr. Hevrdejs purchased 6.0% of the outstanding common stock for approximately $1.5 million in cash.

In connection with the Miami Air investment, Miami Air and EGL entered into an aircraft charter agreement whereby Miami Air agreed to convert certain of its passenger aircraft to cargo aircraft and to provide aircraft charter services to us for a three-year term.  In addition, we caused a standby letter of credit to be issued in favor of certain creditors for Miami Air to assist Miami Air in financing the conversion of its aircraft.  Miami Air agreed to pay us an annual fee equal to 3.0% of the face amount of the letter of credit and to reimburse us for any payments made by us in respect to the letter of credit.

There were previously four aircraft subject to the aircraft charter agreement.  During 2001, we paid Miami Air approximately $11.8 million under the aircraft charter agreement for use of four 727 cargo airplanes under an aircraft, crew, maintenance and insurance, or ACMI, agreement.  The payments were based on market rates in effect at the time the lease was entered into.  In late February 2002, EGL and Miami Air mutually agreed to ground one of these aircraft because of the need for maintenance on that plane.  During the first four months of 2002, there were three aircraft subject to the aircraft charter agreement and we paid approximately $6.1 million related to this agreement.  In May 2002, EGL and Miami Air mutually agreed to cancel the aircraft charter agreement for the three planes as of May 9, 2002 and we agreed to pay $450,000 for services rendered in May 2002 and aircraft repositioning costs.

The weak economy and events of September 11, 2001 significantly reduced the demand for cargo plane services, particularly 727 cargo planes.  As a result, the market value of these planes declined dramatically.  Miami Air made us aware that the amounts due Miami Air’s bank (which are secured by seven 727 planes) were significantly higher than the market value of those planes.  In addition, Miami Air had outstanding operating leases for 727 and 737 airplanes at above current market rates, including two planes that were expected to be delivered in 2002.  Throughout the fourth quarter of 2001 and the first quarter of 2002, Miami Air was in discussions with its bank to obtain debt concessions on the seven 727 planes, to buy out the lease on a 727 cargo plane and to reduce the rates on the 737 passenger planes.  Miami Air had informed us that its creditors had indicated a willingness to make concessions.  In May 2002, we were informed that Miami Air’s creditors were no longer willing to make concessions and that negotiations with its creditors had reached an impasse and no agreement appeared feasible. During the first quarter of 2002, we increased our investment in Miami Air $509,000 for our 24.5% share of Miami Air’s first quarter 2002 results of operations, then we recognized an other than temporary impairment of the entire carrying value of our $6.7 million investment in Miami Air.  In addition, we recorded an accrual of $1.3 million for our estimated exposure on the outstanding funded debt and letters of credit supported by the standby letter of credit.  During the third quarter of 2002, Miami Air informed us that certain of its creditors had made certain concessions and, following negotiations initiated during the fourth quarter of 2003, Miami Air replaced $2.3 million of outstanding letters of credit with restricted cash during the first quarter of 2004, effectively removing our obligation for those outstanding letters of credit.  In December of 2003, we reversed our $1.3 million accrual for our estimated  exposure on the outstanding letters of credit.  As of December 31, 2003, Miami Air had a $3.0 million letter of credit facility and $2.3 million in letters of credit outstanding, all of which were replaced with restricted cash in 2004.  As of December 31, 2003, we had $3.0 million of standby letters of credit in support of Miami Air’s letter of credit facility.

Miami Air, each of the private investors and the continuing Miami Air stockholders also entered into a stockholders agreement in July 2000 under which Mr. Crane (Chairman and CEO of EGL) and Mr. Hevrdejs (a director of EGL) were obligated to purchase up to approximately $1.7 million and $500,000, respectively, worth of Miami Air’s Series A preferred stock upon demand by the Board of Directors of Miami Air.  EGL and Mr. Crane both have the right to appoint one member of Miami Air’s Board of Directors.  Additionally, the other private investors in the stock purchase transaction, including Mr. Hevrdejs, collectively have the right to appoint one member of Miami Air’s Board of Directors.  As of December 31, 2003, directors appointed to Miami Air’s Board include a designee of Mr. Crane, Mr. Elijio Serrano (EGL’s Chief Financial Officer) and three other unrelated parties.  The Series A preferred stock was issued in December 2002, when all investors were called upon by the Board of Directors of Miami Air to purchase their preferred shares.  The Series A preferred stock (1) is not convertible, (2) has a 15.0% annual dividend rate and (3) is subject to mandatory redemption in July 2006 or upon the prior occurrence of specified events.  The original charter transactions between Miami Air and us were negotiated with Miami Air’s management at arms length at the time of our original investment in Miami Air.  Miami Air’s pre-transaction Chief Executive Officer has remained in that position and as a director following the transaction and together with other original Miami Air investors, remained as substantial shareholders of Miami Air.  Other private investors in Miami Air have participated with our directors in other business transactions unrelated to Miami Air.

Source One Spares

Mr. Crane is a director and 24.9% shareholder of Source One Spares, Inc., a company specializing in the “just-in-time” delivery of overhauled flight control, actuation and other ratable airframe components to commercial aircraft operators around the world.  In May 1999, we began subleasing a portion of our warehouse space in

Houston, Texas and London, England to Source One Spares pursuant to a five-year sublease, which was terminated in early 2002.  Following termination of the sublease, we subleased the warehouse to Source One on a month to month basis.  Rental income was approximately $95,000 and $30,000, respectively, for the years ended December 31, 2003 and 2002.  During 2003 and 2002, we billed Source One Spares approximately $7,000 and $133,000, respectively, for freight forwarding services.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee, on behalf of the Board of Directors, has appointed, and recommends the approval of the ratification of, PricewaterhouseCoopers LLP, who have been our auditors since 1991, as independent auditors for the fiscal year ending December 31, 2004.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Fees of PricewaterhouseCoopers LLP

Services Rendered	2002	2003
Audit Fees (includes fees billed related to audits and reviews of financial statements that the Company is required to file with the SEC, statutory audits of the financial statements for certain of the Company’s subsidiaries as required under local regulations and other services provided as the Company’s principal auditor)	$1,418,356	$1,452,100
Audit-Related Fees (includes fees billed primarily to employee benefit plan audits and consultations concerning financial accounting and reporting standards)	$150,595	$10,500
Tax Fees (1) (includes fees billed primarily related to tax compliance and consulting services)	$800,869	$675,353
All Other Fees (includes fees billed primarily related to software licensing agreements and consulting services provided with regards to compensation studies and insurance claims)	$50,973	$14,315
Total	$2,420,793	$2,152,268

(1)

Includes approximately $476,566 and $451,880 million of tax compliance and preparation fees for the years 2003 and 2002, respectively.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services include audit services, audit-related services, tax services and all other services.  The Audit Committee has adopted a policy for the pre-approval of such services to be provided by the independent auditors.  Pre-approval for non-audit services may be waived when: (a) all such services do not aggregate to more than five percent (5%) of the total amount paid by the Company to its independent auditors in the fiscal year in which such services are provides; (b) the services were not recognized as non-audit services at the time of the engagement; and (c) the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit.  All of the fees paid by the Company to PricewaterhouseCoopers LLP in 2003 were for services pre-approved by the Audit Committee.

Pre-approval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee.  For each proposed service, the independent auditor will provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditor’s independence.  Requests for services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with auditor independence standards as promulgated by the Securities Exchange Commission.

Required Affirmative Vote

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004.  If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will consider the appointment of other independent auditors.  The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the annual meeting will be required for ratification.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP.

OTHER BUSINESS

As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting.  The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

HOUSEHOLDING

The Securities Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

A number of brokerage firms have instituted householding.  As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions.  However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report and/or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports and/or proxy statements wishes to receive a single annual report and/or proxy statement in the future, that shareholder should contact their broker or send a request to our corporate secretary at: EGL, Inc., 15350 Vickery Drive, Houston, TX 77032, telephone number (281) 618-3100.  We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2003 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders.  Under Rule 14a-8, proposals that shareholders intend to have included in our proxy statement and form of proxy for the 2005 annual meeting of shareholders must be received by EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before December 16, 2004.  However, if the date of the 2005 annual meeting of shareholders changes by more than 30 days from the date of the 2004 annual meeting of shareholders, the deadline is a reasonable time before we begin to print and mail our proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders.  Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in our bylaws.  Our bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement, pursuant to the bylaws, of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance).  If the date of the 2005 annual meeting of shareholders is the same as the date of the 2004 annual meeting of shareholders, shareholders who wish to nominate directors or to bring business before the 2005 annual meeting of shareholders must notify EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before February 27, 2005.

By Order of the Board of Directors

/s/ Marta Johnson

Marta Johnson

Secretary

April 9, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

EGL, Inc.

 Second Amended and Restated Audit Committee Charter

As approved by the Board of Directors

April 2004

The Audit Committee is established by the Board of Directors of EGL, Inc. to assist the Board in fulfilling its responsibilities for oversight of (1) the Company’s accounting and financial reporting principles, processes and policies and internal controls over the accounting and financial reporting process and procedures, including the internal audit function, (2) the integrity of the Company’s financial statements, and (3) the qualifications and independence of the Company’s independent auditors.  The Board and the Audit Committee shall have ultimate authority in selecting, evaluating and, where deemed appropriate, replacing the Company’s independent auditors. In addition, the Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

The function of the Audit Committee is oversight.  The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.  In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company, and, although they meet the applicable membership requirements as defined from time to time by the listing standards of the Nasdaq Stock Market (“Nasdaq”) and by the applicable regulations of the SEC, are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence.

The Audit Committee shall be comprised of at least three directors, each of whom shall satisfy the independence and experience requirements as defined from time to time by the listing standards of the Nasdaq and by the applicable regulations of the SEC, as such requirements are interpreted by the Board in its business judgment, subject in all cases to any applicable exceptions contemplated by Nasdaq rules.  The Board will appoint and replace Audit Committee members.  At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual meeting the “financial expert” requirement, as set forth by the listing standards of the Nasdaq and by the applicable regulations of the SEC, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Audit Committee shall meet regularly, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum.  The Audit Committee shall act on the affirmative vote of a majority of members present at the meeting at which a quorum is present. Without a meeting, the Audit Committee may act by unanimous consent of all members.  The Audit Committee should, to the extent it deems necessary or appropriate, also meet separately at least quarterly in executive sessions with management, the internal auditors and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately.  The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the sole authority to appoint or replace and determine the funding for the independent auditor (subject, if applicable, to stockholder ratification).  The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the

Company.  The independent auditor shall report directly to the Audit Committee.  The Audit Committee shall be responsible for ensuring the independence of the independent auditor.

The Audit Committee has established a pre-approval policy such that the Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, or its independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.  The Audit Committee shall have the authority to retain independent legal, accounting or other advisers, as it deems necessary, to carry out its duties.  In addition, the Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of (i) compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties hereunder.

The Audit Committee shall make regular reports to the Board on the business conducted by the committee.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

1.

Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.

Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10K.

3.

Review and discuss with management and the independent auditor the disclosures made in management’s discussion and analysis of financial condition and results of operations in any Form 10-Q or Form 10-K of the Company.

4.

Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls over accounting and financial reporting, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the company’s financial statements.

5.

Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the Company’s quarterly financial statements prior to the release of quarterly earnings.  Review and approve any and all press releases relating to (i) financial results of the Company, or (ii) events that will have a significant impact on the financial results of the Company.

6.

Evaluate and approve insider and affiliated party transactions and conflicts of interest, and review disclosure of such transactions and/or conflicts.

7.

Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.

Review the experience and qualifications of the senior members of the independent auditor team, including the lead partner.

9.

Evaluate the qualifications, performance and independence of the independent auditor by, among other things, (a) ensuring that the independent auditor periodically submits to the Committee a formal written statement delineating all relationships between such auditor and the Company,  including any non-audit service permitted under the Exchange Act provided to the Company and the matters set forth in Independence Standards Board Standard No. 1, and (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

10.

Ensure the rotation of the audit partners as required by law.

11.

Set clear hiring guidelines for employees or former employees of the independent auditors and monitor compliance with such policies.

12.

Review the significant reports to management prepared by the internal auditors and management’s responses.

13.

Review, oversee and approve the Corporate Internal Audit functions including: (i) purpose, scope, authority and organizational reporting lines, (ii) annual audit plan, budget and staffing, and (iii) concurrence in the appointment, compensation and replacement of the Chief Audit Executive.

14.

Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

15.

Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with applicable portions of Section 10A of the Securities Exchange Act of 1934, as amended. Obtain from independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

16.

Obtain and review reports from management and the internal auditors that the Company’s subsidiaries are in conformity with applicable legal and reporting requirements, including disclosures of insider and related party transactions.

17.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.  In particular, discuss:

(a)

The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(a)

The management letter provided by the independent auditor and the Company’s response to that letter.

(b)

Any difficulties encountered in the course of the audit work, including  any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(c)

Any changes recommended in the planned scope of the annual audit and  any special audits.

(d)

Any accounting, auditing, financial reporting and independence issues on which the company's independent audit team consulted the independent auditor’s national office.

18.

Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statements or accounting policies.  Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19.

Prepare the report to shareholders required by the rules of the SEC to be included in the Company’s annual proxy statement.

20.

Review with the Company’s outside legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21.

Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

22.

Evaluate the Audit Committee’s performance annually and report the results to the Board.

23.

At the beginning of each fiscal year, share with the full Board the Committee’s planned agenda for the ensuing year.

EGL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

MAY 18, 2004

The undersigned hereby appoints James R. Crane and Elijio V. Serrano, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EGL, Inc. (the “Company”) to be held on Tuesday, May 18, 2004, at the Corporate Headquarters of EGL, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND PROXY STATEMENT FOR, THE AFORESAID ANNUAL MEETING.

1.

Election of directors -- Nominees: James R. Crane; Frank J. Hevrdejs; Paul William Hobby; Michael K. Jhin; Milton Carroll; Neil E. Kelley; Rebecca A. McDonald; James Flagg; and Elijio V. Serrano, as directors, except as indicated below.

[  ]

FOR

[  ]

WITHHELD

[  ]

FOR, except vote withheld from the following nominee(s):

2.

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004:

[  ]

FOR

[  ]

AGAINST

[  ]

ABSTAIN

3.

With discretionary authority as to such other matters as may properly come before the meeting.

Date: ____________, 2004

_______________________________________________

(Signature)

_______________________________________________

(Signature)

Sign exactly as name appears hereon. (Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such.)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.